Exhibit 10.1
LEASE DEED
THIS LEASE DEED (‘Lease Deed’) is made at Chennai on this 21st day of 2008.
BY AND BETWEEN
DLF Assets Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 1-E, Jhandewalan Extension, Naaz Cinema Complex, New Delhi 110 055 (hereinafter referred to as “THE LESSOR” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) acting through its signatory, Mr. A.C. Sachdev vide Board Resolution dated 02.05.2007 of the First Part.
AND
M/s Virtusa Software Services Private Limited, a company incorporated under the Companies Act, 1956 and presently having its office in India at 6-3-1192, 3rd Floor, My Home Tycoon, Begumpet, Hyderabad 500 016 (hereinafter referred to as “THE LESSEE” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include M/s Virtusa Software Services Private Limited and its successors and assigns) acting through its authorized signatory Mr. Sumit Chatterjee vide Board Resolution dated 28.03.2008 of the Other Part
(Both THE LESSOR and THE LESSEE are collectively referred to as “the Parties”)

A.	WHEREAS DLF Info City Developers (Chennai) Limited, as owners of the said Plot described below, has been granted approval for and notified as Developers at SEZ situated at Chennai (SEZ unit) vide notification F-2/124/2006-SEZ dated 16th November, 2006 and approval letter No. F-2/124/2005- EPZ dated 22nd June, 2006.

B.	AND WHEREAS subsequently DLF Info City Developers (Chennai) Limited has executed Co-Development Agreement dated 29th November, 2006 for the purpose of development of the said SEZ unit with THE LESSOR as well as a perpetual lease of the said Plot in favour of THE LESSOR.

C.	AND WHEREAS the Govt. of India, Ministry of Commerce and Industry, Department of Commerce, SEZ Section vide their letter No. F 2 / 124 / 2005 — EPZ dated 14th February, 2007 has also approved THE LESSOR as a Co-Developer of the said SEZ unit.

D.	AND WHEREAS THE LESSOR is seized and possessed of the said Plot and the building to be constructed thereon, as per the Master Plan to be approved by the CMDA and such other authorities as may be required and THE LESSOR being competent to lease office spaces in the said building on the said plot has agreed to give on lease, office space in the said Building as per detailed terms stipulated in this Lease Deed and Annexures from I to X forming part of this Lease Deed.

E.	AND WHEREAS THE LESSOR is constructing multi-storeyed buildings comprising of approx. 10 blocks with basements and named as ‘DLF IT Park @ Chennai’ (hereinafter referred to as the “said complex”) on immovable property bearing No. 1/124, Shivaji Gardens, Moonlight Stop, Nandambakkam Post, Ramapuram, Mount Poonamallee Road, Chennai 600 089 (more fully described in the Schedule hereunder and hereinafter referred to as the “Scheduled Property”) in accordance with the building plans as shall be approved by the Chennai Metropolitan Development Authority (CMDA) or from such other authorities as may be needed to form the same as a Special Economic Zone under the rules framed by the Government of India from time to time for its approval.

F.	AND WHEREAS THE LESSEE being in need of premises approximately 60,022 sq.ft. on the First Floor in Block 5 of the said complex (hereinafter referred to as “the said Building”) to house its offices, has sought from THE LESSOR a lease of the office space in the said building being constructed having a total area admeasuring approx. 7,039,168 sq.ft. more or less at site as described in Annexure III, from the Lease Commencement Date, as per the terms stipulated herein.

G.	AND WHEREAS based on the above representations made by THE LESSOR and after due inspection and verification of the said Plot, said Building, ownership record of the said Plot, building and other documents relating to the title, competency and all other relevant details, THE LESSEE is satisfied in all respects with regard to the right, title and authority of THE LESSOR to enter into this Lease Deed.

H.	AND WHEREAS THE LESSOR when permits THE LESSEE to carry out the interior works in the Demised Premises, THE LESSEE, agrees to pay THE LESSOR at 1.2 times of the actual cost of electricity, water, charges for security services and other direct expenses incurred by THE LESSOR on account of THE LESSEE during the fit out period. In the event the building is already operational and THE LESSEE is carrying out the fit out works but does not utilize the central air-conditioning for the Demised Premises during the fit-out period; THE LESSEE shall be liable to pay fifty percent of the normal maintenance charges for the same in addition to the power consumed in the Demised Premises on Cost +20% basis.

THE LESSEE hereby confirms that it shall carry out, implement and execute all interior works/designs of the Demised Premises in compliance/adherence with the approval/ guidelines issued by THE LESSOR from time to time for carrying out such interior works in the Demised Premises.

THE LESSEE further confirms that it shall obtain/has obtained all pre-requisite sanctions, approvals, licences, from all the Statutory/Competent Authorities, which may be necessary for commencement of its business in the Demised Premises. Upon assurances of THE LESSEE that it shall strictly abide by the stipulations contained in this Deed, THE LESSOR has agreed to give on lease to THE LESSEE the Demised Premises on the terms and conditions recorded herein.

I.	On THE LESSEE’s behalf, Mr. M. Hari Raju has negotiated the Lease Deed through Legal counsel/ Advocate namely M/S ALMT Legal Bangolore.

On THE LESSOR’s behalf, the lease has been negotiated through Mr. Amit Grover Vice President — Corporate Marketing.

J.	AND WHEREAS both the Parties have agreed to enter into this Lease Deed on the terms and conditions stipulated in this Lease Deed and Annexures I to X annexed hereto:
NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:
1.	THE LESSOR hereby leases out to THE LESSEE and THE LESSEE takes on lease from the Date of Possession /Lease Commencement Date (as specified in Annexure-H), office space admeasuring an aggregate super built up area of 5576.136 sq. mtrs (60,022 sq.ft.) in Block 5 of the said Building as more detailed in Annexure — II (hereinafter referred to as the “Demised Premises”), the area calculations for which are defined in Annexure — IV to this Lease Deed, and also obtains the right to use only the common areas in the said Building/said Plot to be used by THE LESSEE together with other occupants in the said Building and the right to park cars in terms of this Lease Deed, in the car parking spaces earmarked in the basement(s)/surface/mechanical car parking spaces by THE LESSOR and the right to use only, along with other occupants in the said

Building, areas in the basement reserved for common services and common circulation.
2.	The rent as specified in this Lease Deed shall commence from the Date of Rent Commencement as specified in Annexure — II
The car parking space charges, maintenance and other charges as specified in this Lease Deed shall commence from the Date of Possession which date shall hereinafter be alternatively referred to as the ‘Date of Lease Commencement’ as specified in Annexure —II.
The detailed calculations of rent, car parking space charges & security deposits payable by THE LESSEE during the period of this lease are given in Annexure — V to this Lease Deed.
3.	During Lock-in-period as given in Annexure — II (the ‘Lock-in period”), starling from the Date of Lease Commencement, THE LESSEE confirms that THE LESSEE shall not terminate the Lease Deed during the Lock-in-period. However, THE LESSEE can terminate the Lease Deed without cause, at any time after the expiry of the Lock-in period of lease by giving notice in writing or payment of rent and other dues in lieu of the notice to THE LESSOR as per the notice period mentioned in Annexure — II. In the event of THE LESSEE terminating the Lease Deed before the expiry of Lock- in- period, THE LESSOR shall also be entitled to payment of rent, car parking space charges and maintenance charges, taxes, etc., if any, for the entire unexpired period of the Lock- in- period, from THE LESSEE and THE LESSEE undertakes to pay the said charges without any objections whatsoever. THE LESSOR’s sole right of terminating this Lease Deed shall be as contained in clause 41 of the Annexure -1 appended to the lease deed.

4.	THE LESSOR shall charge and THE LESSEE shall pay an initial rent of Rs. 42/- (Rupees Forty Two only) per sq.ft. per month as detailed in Annexure — II on the super built — up area of the Demised Premises to be paid fully without any and all deductions whatsoever save and except the deduction of tax at source, if applicable. The liability towards payment of Service Tax as applicable shall be borne by THE LESSEE.

5.	In addition to the rent payable for the Demised Premises as stipulated in this Lease Deed, THE LESSEE shall also be liable to reimburse on its sole account the entire part of any and all levies, duties, taxes on demised property, land and building, charges, rates, cesses, fees, wealth-tax, penalties thereof etc. imposed/demanded by the Central or the State Government/any local body and/ or other authorities and all increases and/ or fresh impositions thereof as applicable and attributable to the Demised Premises, on a pro-rata basis, on and from the Date of Possession/ Lease Commencement, i.e., 1st July, 2008. THE LESSEE shall also be liable to fulfill any and all procedural requirements as may be prescribed by the Central or the State Government/any local body/all other authorities in connection with the subject matter hereof, as THE LESSEE of the Demised Premises in the said Building.

In case of renewal, any taxes on property, levies, rates, cesses, charges and fees, wealth tax, etc levied retrospectively during the entire occupancy period shall be reimbursed by THE LESSEE on actual.
6.	In the event, any such fresh imposition and/or increase as stated above in Clause 5 hereof is levied retrospectively, the liability of THE LESSEE shall relate only to the period on and from the Date of Possession/ Lease Commencement, i.e. 1st July, 2008. The said amount shall be paid separately by THE LESSEE to THE LESSOR as indicated below and shall not be adjustable from the rent and other sums due and payable by THE LESSEE to THE LESSOR in terms of this Lease Deed. All such fresh impositions and/or increases as above stated shall be paid by THE LESSEE to THE LESSOR within fifteen (15) days of written demand by THE LESSOR to THE LESSEE, giving details thereof duly supported with copies of the relevant documents, if any, from the Central or State Government/local body / any and all authorities, as the case may be. In the event any all such levies, duties, taxes on property, charges, rates, cesses, fees, wealth-tax, penalties etc., referred to above and/or such fresh imposition and/or increase is payable by THE LESSEE to the Central or State Government/local body/any and all authorities as the case may be. THE LESSEE shall pay the same within fifteen (15) days of the receipt of written demand. Any default made by THE LESSEE in complying with the terms of the clause under reference and clause 5, shall be entirely at the costs and consequences of THE LESSEE and THE LESSEE shall be liable for payment/s of penalties, outstanding dues arising therefrom, except when the delay is due to THE LESSOR.

7.	At present various maintenance services, facilities and amenities within the said Plot / said Building/Demised Premises and civic amenities in the DLF IT Park @ Chennai where the Demised Premises/said Building are located are being maintained by THE LESSOR. Maintenance services are as set out in Annexure — VI to this Lease Deed, charges of which are payable to THE LESSOR or any other nominees/ assigns of THE LESSOR by THE LESSEE as per bills raised by THE LESSOR or any of its nominees/assigns calculated at 1.2 times the actual expenditure being incurred. Additional charges towards service tax (es) as applicable, shall also be payable by THE LESSEE.
However, the maintenance charges are charged for normal office operational hours i.e. from 8.00 A.M. to 8.00 P.M. (Monday to Friday) and from 8.00 A.M. to 2.00 P.M. on Saturdays, except Sundays and Public Holidays, presently estimated at Rs. 12.50/- per sq. ft. per month, as on 01.04.2006, subject to deduction of income tax at source, as applicable, and also to increase in prices of petroleum products, electricity rates, taxes, wages and salaries.
All operating and maintenance services for operating 365 days in a year, 7 days in a week on 24 hours basis is also available at cost plus 20%. The Service Tax as applicable shall be additional.
For working beyond normal office hours, additional charges will be calculated on the basis of cost plus 20% presently estimated at Rs 0.15/-per sq. ft. per hour as on 1.4.2006, subject to increase in prices of diesel &

petroleum products, electricity rates, wages and salaries during the lease tenure/renewed lease tenure. The above extra hour charges shall be charged on the super built up area of the full floor even if the area of Demised Premises is less than the full floor area. The maintenance charges shall be subject to deduction of income tax at source as applicable, from time to time.

At the completion of the fiscal year THE LESSOR will provide THE LESSEE complete audited reports of the respective year or as soon as the audited report is over reviewed by an external auditor and any other support documents as required by THE LESSEE.

8.	THE LESSEE agrees that, in consideration of THE LESSOR granting lease and THE LESSEE in consideration of taking on lease the Demised Premises and due performance of all its obligations stipulated in this Lease Deed, THE LESSEE shall pay and always maintain with THE LESSOR during the entire term of this Lease Deed, an interest free refundable security deposit (“Interest Free Refundable Security Deposit”) for an amount as mentioned in Annexure — II.

9.	THE LESSEE has paid the amounts as mentioned in Annexure II, the receipt of which is hereby acknowledged by THE LESSOR as the portions of the Interest Free Refundable Security Deposit. The balance sum as mentioned in Annexure — II being the balance of the Interest Free Refundable Security Deposit which shall be paid by THE LESSEE simultaneously with the signing of this Lease Deed.

10.	Upon increase in rent as mentioned in Annexure — II, the aforesaid Interest Free Refundable Security Deposit shall automatically stand increased proportionately as mentioned in Annexure — II. The increased amount of Interest Free Refundable Security Deposit shall be paid by THE LESSEE along with the rent due for the month succeeding the month in which the term of the Lease Deed is renewed.

11.	The entire amount paid by THE LESSEE as Interest Free Refundable Security Deposit during the lease period shall be kept by THE LESSOR which shall be refunded by THE LESSOR to THE LESSEE without any interest simultaneous to THE LESSEE surrendering peaceful, vacant and physical possession of the Demised Premises in bare shell condition on expiry or earlier termination of this Lease Deed, if any and subject to adjustment or deduction of arrears of rent, charges and any other dues, if any, due and payable under this Lease Deed or renewal thereof.

12.	THE LESSEE shall not pay to THE LESSOR any amount as Interest Free Refundable Maintenance Security Deposit for Normal Office Hour Operations or for 24*7 operations.

13.	THE LESSEE agrees, that in consideration of THE LESSOR granting the right to use car parking spaces as mentioned in Annexure — II earmarked in the basement(s)/surface/mechanical car parking spaces (plan attached as Annexure — VII to this Lease Deed) to perform all its obligations under this Lease Deed pertaining to use of car parking spaces.

14.	THE LESSEE shall not have the right to terminate this Lease Deed and vacate the Demised Premises until the expiry of the Lock in period as mentioned in Annexure — II starting from the Date of Lease Commencement.

Thereafter, THE LESSEE shall have an option to renew the Lease Deed for the term as mentioned in Annexure — II by giving six (6) months’ advance notice in writing prior to the expiry of the first term of the Lease Deed. THE LESSOR may pursuant to the notice of renewal received by THE LESSOR, execute and cause the renewed Lease Deed to be registered, at the cost of THE LESSEE, and the renewed Lease Deed shall be, to the extent possible, on the same lines hereof except only that the rent (and correspondingly, the security deposits and car parking charges, if any) shall be enhanced as mentioned in Annexure — II.

THE LESSEE agrees that in case THE LESSEE terminates the Lease Deed prior to the expiry of Lock- in - period as mentioned in Annexure — II to this Lease Deed, then THE LESSEE hereby authorizes THE LESSOR to deduct from the deposits lying with THE LESSOR, the entire rent and any other sums due and payable under this Lease Deed for the unexpired period of the Lock- in- period and such other sums due and payable under this Lease Deed as on that date. Further, THE LESSEE undertakes to pay the balance, if any, remaining after such adjustments, deductions on or before the expiry of notice of termination.

In the event THE LESSEE terminates the Lease Deed prior to the expiry of the lock-in period and has also availed any rent free period (period between the Lease Commencement Date and Rent Commencement Date) during the lock-in period, an amount equivalent to the proportionate rent free period extended for the unexpired lock-in period shall be refunded by THE LESSEE to THE LESSOR or deducted from the deposits lying with THE LESSOR.

15.	After the said Lock- in- period, THE LESSEE may terminate the lease by giving six (6) months’ prior notice in writing to THE LESSOR or by payment of proportionate equivalent rent and all other charges / sums stipulated under this Lease Deed in lieu of the notice period stipulated herein. Upon the expiry of six (6) months from the date of notice, as aforesaid, the lease shall stand terminated subject to THE LESSEE paying THE LESSOR till the date of vacation of the Demised Premises, the entire rent, car parking charges, maintenance charges, other charges, taxes etc. as set out in this Lease Deed and handing over vacant, peaceful physical possession of the Demised Premises.

That upon the expiry of initial lease period as mentioned in Annexure — II or upon expiry or earlier termination during the renewed period as stipulated above, this Lease Deed will expire and come to an end subject to THE LESSEE paying to THE LESSOR till the date of vacation of the Demised Premises, the entire rent, car parking space charges, maintenance charges, other charges, taxes etc. as set out in this Lease Deed and handing over vacant, peaceful physical possession of the Demised Premises. If THE LESSEE fails to pay as aforesaid or hand over peaceful and vacant physical possession of the Demised Premises on the date of expiry of the last day of lease, THE LESSEE agrees to pay to THE LESSOR additional rent calculated @ Rs. 4,20,154/- (Rupees Four Lakhs Twenty Thousand One Hundred and Fifty Four only) per day for occupation of the Demised Premises by THE LESSEE and in such an event THE LESSEE hereby authorises THE LESSOR to withhold without any interest the refund of all the refundable security deposits lying with THE LESSOR. THE LESSEE further agrees and authorizes THE LESSOR, in the event of such occupation of the Demised Premises exceeding a period of three (3) months beyond the expiry or last day of earlier termination of the lease, to forfeit all the refundable security deposits lying with THE LESSOR and in addition to continue to be liable and pay additional rent calculated @ Rs. 4,20,154/- (Rupees Four Lakhs Twenty Thousand One Hundred and Fifty Four only) per day for the number of days of such occupation beyond the expiry or earlier termination of the Lease Deed.

16.	Simultaneous to THE LESSEE paying all its dues under this Lease Deed and delivering peaceful, vacant and physical possession of the Demised Premises on or before the last day of the validity of the Lease Deed, THE LESSOR shall refund all the refundable security deposits without any interest thereon under this Lease Deed deposited by THE LESSEE only after adjusting outstanding dues, if any. In case of delay by THE LESSOR in refunding the refundable security deposits, THE LESSOR shall pay interest to THE LESSEE at the rate of 15% p.a. for the period of delay and THE LESSEE shall be entitled to retain possession of the Demised Premises without use and without payment of rent and other charges for such period of delay.

17.	All costs, charges, expenses including penalties, payable on or in respect of execution and registration of this Lease Deed and on all other instruments and deeds to be executed pursuant to this Lease Deed, shall be borne and paid solely by THE LESSEE who shall be responsible for compliance of the provisions of Indian Stamp Act, 1899.

18.	The Lease Deed along with the Annexures annexed hereto constitutes the entire agreement between the Parties and revokes and supersedes all previous discussions, correspondence and deeds between the Parties, if any concerning the matters covered herein whether written, oral or implied. This Lease Deed shall not be changed or modified except by written amendment duly agreed by the Parties.

19.	The original Lease Deed duly executed and registered in terms of this Lease Deed shall be retained by THE LESSEE and copy of the same certified to be a true copy will be provided to THE LESSOR by THE LESSEE. The original Lease Deed shall be produced by THE LESSEE as and when required by THE LESSOR.

20.	Failure of either Party to enforce at any time or for any period of time the provisions hereof shall not be construed to be waiver of any provisions or of the right thereafter to enforce each and every provision hereof.

21.	THE LESSOR shall not be held responsible for any consequences or liabilities under this Lease Deed if it is prevented in performing its obligations under the terms of this Lease Deed by reason of laws or regulations, action by any local body or authority, local or otherwise, riots, insurrection, war, terrorist action, acts of God and unforeseen circumstances beyond its control. The performance of THE LESSOR’s obligation under this Lease Deed shall be subject to the regular payment of rent including other payments as stipulated in this Lease Deed.

22.	Any and all disputes or differences between THE LESSOR and THE LESSEE arising out of or in connection with this Agreement or its performance shall be settled amicably within 15 days through consultation between the Parties. Thereafter, if the Parties have failed to reach an amicable settlement on any or all disputes or differences arising out of or in connection with this Agreement or its performance, such disputes or differences shall be submitted to Arbitration for final adjudication. Arbitration proceedings shall be conducted by a Sole Arbitrator who shall be appointed by the mutual consent of both the Parties. Such arbitration shall be in accordance with the Indian (Arbitration and Conciliation) Act, 1996 (“Arbitration Act”) and the rules made there under and/or any amendments thereof.

The decision of the Arbitrator shall be final and binding upon the Parties.

The arbitration proceedings shall be held in Chennai and shall be in English language. The cost of such arbitration shall be borne equally by both the Parties.

The Civil Courts and High Court at Chennai, alone shall have jurisdiction for the purposes of this agreement.

23.	That this Lease Deed and the rights and obligations of the Parties under or arising out of this Lease Deed shall be construed and enforced in accordance with the laws of India.
The terms and conditions agreed between THE LESSOR and THE LESSEE containing interalia a) covenants and conditions to be observed and performed by THE LESSEE, and b) covenants and conditions to be observed and performed by THE LESSOR are as per Annexures I to X of this Lease Deed. These Annexures I to X shall form an integral part of this Lease Deed and shall be binding on THE LESSOR and THE LESSEE.
IN WITNESS WHEREOF THE LESSOR DLF Assets Private Limited through its Authorised Signatory Shri A.C. Sachdev authorised to execute lease deeds etc. This Deed will be presented for registration before the Registering Authority and got registered by Shri Ernest David, who has been authorised vide Power of Attorney dated 18.03.2008 of the company to appear before the registering authority and present for registration, acknowledge and get registered any deed or documents executed by Shri A.C. Sachdev on behalf of THE LESSOR.
IN WITNESS WHEREOF the Parties hereto have set their hands and seal to these presents on the day, month and year first and above mentioned.
SIGNED AND DELIVERED on behalf of the above named DLF Assets Private Limited acting through Mr. A. C. Sachdev, Authorized Signatory:

In the presence of: WITNESSES:	For and on behalf of DLF Assets Private Limited

1.	/s/ A.C. Sachdev
2.	(A. C. Sachdev) AUTHORISED SIGNATORY
SIGNED AND DELIVERED on behalf of the above named M/s. Virtusa Software Services Private Limited by its Authorized Signatory, Mr. Sumit Chatterjee:

In the presence of: WITNESSES:	For and on behalf of Virtusa Software Services Private Limited

1.	/s/ Sumit Chatterjee
2.	(Sumit Chatterjee) AUTHORISED SIGNATORY

ANNEXURES

I	—	Detailed Terms and Conditions between THE LESSOR and THE LESSEE

II	—	Commercial Terms and Conditions

III	—	Description of the Plot

IV	—	Super area calculations

V	—	Statement of rent and Interest Free Refundable Security Deposit payable by THE LESSEE to THE LESSOR during the lease period.

VI	—	Maintenance charges

VII	—	Car parking spaces earmarked for use by THE LESSEE

VIII	—	Specifications

IX	—	Condition of the Demised Premises at the time of handover for occupation

X	—	THE LESSEE’S responsibility during interior fitouts work, additions/modifications/alterations of interior works and during the Lease Tenure/Lease Renewal

ANNEXURE—I
Terms and conditions forming an integral part of the Lease Deed dated                 2008 between DLF Assets Private Limited and Virtusa Software Services Private Limited, while not derogating from the mutual promises set out therein and are incorporated in, and form a part of the Lease Deed:
COVENANTS AND CONDITIONS TO BE OBSERVED AND PERFORMED BY THE LESSEE:
1.	To pay to THE LESSOR or its nominees/permitted assigns, by cheque / bank draft/transfer payable at New Delhi the rent and all other sums payable under this Lease Deed. In case the Rent Commencement Date is other than the first of the month, in such case THE LESSEE shall pay proportionate Rent and other sum payable under the lease Deed in advance for the portion of the month i.e. from the Rent Commencement Date to last day of the month and also for the following month. Thereafter the rent and all other sums payable under this Lease Deed shall be paid on the 1st day of each calendar month (due date) but not later than the 7th day, in advance for the month in respect of which such sums are payable.
2.	To be liable to pay interest @ 15% per annum on all amounts due and payable by THE LESSEE under this Lease Deed for the period of delay beyond the due date. This is in addition to the rights of THE LESSOR under Clause 41 of this Annexure—I given hereunder.
3.	To pay all amounts agreed to be paid in Clauses 4, 5 and 6 of the Lease Deed, provided, however, that the liability of THE LESSEE for such payments shall be calculated proportionately to the super built-up area of the Demised Premises and provided further that such liability shall commence from the date such revision / imposition/increase is effective from the Date of Lease Commencement or any subsequent date.
4.	To pay THE LESSOR or its nominees or assigns, the actual charges incurred by THE LESSOR for consumption of electricity and power in the Demised Premises and to pay by the due date the bills for consumption of water, power and electricity. In case of meters provided separately, THE LESSEE shall pay by due date the meter hire charges and also the bills for consumption of water, power and electricity in the Demised Premises as recorded in the meters or as demanded by THE LESSOR or its nominees or assigns. In case of there being common meter(s) for recording the consumption by THE LESSEE jointly with the other tenants or occupants of the said Building, THE LESSEE shall pay the proportionate cost of water, power and electricity charges calculated on the super built-up area of the Demised Premises. THE LESSOR shall, as and when required, provide THE LESSEE with the facility and use of their stand by generators as a back up for their internal power and electricity requirements at a charge which shall be 1.2 times of the expenditure incurred by THE LESSOR. Provided, however, that THE LESSEE shall plan and distribute its electrical loads in conformity with the electrical systems installed by THE LESSOR and get these works executed after due approval in writing from THE LESSOR. Provided further that, should modifications, additions, alterations be required in the fire-fighting, electrical and other systems already installed, THE LESSOR shall, if feasible make such changes and be entitled to recover from THE LESSEE, all additional cost incurred on this account at a charge which shall be 1.2 times of actual costs.

5.	To carry out day-to-day maintenance of the Demised Premises and the fixtures and fittings installed therein and the normal maintenance, minor repairs, including painting and distempering and polishing the interior of the Demised Premises at its own cost.

6.	To pay every month in advance, along with the aforesaid rent, proportionate charges for the operation / maintenance / service charges (more specifically detailed in Annexure —VI) in respect of the central air-conditioning / heating plant, the cost of running, maintenance and servicing of the service / utility lifts, generators, the cost of cleaning the said Plot and said Building, maintenance of lawn/grounds, cost of security services, electricity charges, water charges and such other necessary/ancillary expenses of and incidental to the preservation and maintenance of the said Building/ Plot in which the Demised Premises is located and for the adequate provision of common services and facilities at a charge which shall be 1.2 times the actual expenditure on a calculation based on pro rata basis corresponding to the super built-up area of the Demised Premises.

If THE LESSEE fails to make payments of Maintenance Charges of any kind payable by THE LESSEE in terms of this Lease within 7 days of its due date, THE LESSOR shall be entitled, in its sole discretion and without notice, to stop supplying to THE LESSEE electricity / air conditioning/ water and / or all other services in addition to any other remedies/ actions THE LESSOR may take in its sole discretion. By doing so, THE LESSOR shall have no responsibility or liability for any loss and damage, if any, suffered by THE LESSEE and THE LESSEE shall not be entitled to lodge any claim whatsoever against THE LESSOR as a result of such action.

The common areas, facilities and amenities within the said Building shall be available for use only subject to the timely payment of maintenance charges and THE LESSEE agrees that in the event of failure to pay maintenance charges on or before the due date, THE LESSEE shall not have the right to use such common areas and facilities. THE LESSEE shall have no ownership rights, title, interest or claim whatsoever in the said Plot, common areas, facilities and amenities within the said Building.

7.	To permit THE LESSOR and its agents at the normal working hours of THE LESSEE, except in case of emergency, but after intimating in writing to that effect, to enter into the Demised Premises for the purpose of inspection or for any other purposes connected with or incidental to the terms of the Lease Deed.

8	To hand over the Demised Premises together with THE LESSOR’s fixtures and fittings therein, in good order and condition (reasonable wear and tear excepted) on the expiry /earlier termination of the Lease, which ever is earlier.

9.	Not to do or permit to be done any act or thing which may render void or voidable any insurance relating to or in respect of a part or the whole of the said Plot, the said Building or the Demised Premises, or cause any increase in premium payable in respect thereof.

10.	To use the Demised Premises for office purposes only and not to carry on or permit to be carried on in the Demised Premises or in any part thereof any activities which shall be or are likely to be unlawful, obnoxious or of nuisance, annoyance or disturbance to other tenants/occupants of the said Building wherein the Demised Premises are situated or store any goods of hazardous or combustible nature or which are heavy so as to affect the construction or the structure of the said Building or any part thereof or in any manner interfere with common usage. The usage of the Demised Premises for office use shall be unrestricted and uninterrupted and shall be made available at all times of day and night to THE LESSEE, its employees, servants, representatives, customers, visitors and invitees.

THE LESSEE shall get the Unit Approvals for the Demised Premises before handover of Demised Premises for fitout works. THE LESSEE shall arrange to get their Unit Approvals for the Demised Premises terminated and complete all formalities with regards to such termination at its cost and expenses prior to the expiry of the Lease term / or renewal term thereof.

In case of THE Lessee’s failure to get the unit approvals terminated within the aforesaid period, it will be assumed that the peaceful, vacant and physical possession of the Demised Premises have not been handed over by THE LESSEE to THE LESSOR on the expiry of the Lease Term and THE LESSOR shall be entitled to claim damages, payments, dues in accordance with the terms of the Lease Deed.

11.	Subject to all local laws applicable, THE LESSOR shall, through its architect identify the location(s) and provide space for signage at the atrium /floor occupied by THE LESSEE, as approved by the architect and THE LESSEE will be allowed to put signage on such location(s). All taxes including service tax, duties, rates, cesses, costs and charges relating to the signages payable to the authorities concerned shall be borne and paid by THE LESSEE directly.

12.	The Demised Premises shall be used by THE LESSEE only and THE LESSEE shall not assign, transfer, mortgage, sublet or underlet or grant leave & license or transfer or part with or share possession in any manner whatsoever, of any portion of the Demised Premises, except as permitted under this Lease Deed.

a) However, THE LESSEE shall have the option to sublet any portion of the Demised Premises to any of its subsidiaries / group companies, without any approval from THE LESSOR but with prior written intimation to THE LESSOR. A Lease Deed on similar terms will then be executed between THE LESSEE and such Sub- Lessee(s).

b) In the event, THE LESSEE merges / amalgamates / consolidates or transfer its assets with/to any entity on account of any merger/amalgamation/consolidation, then a fresh Lease Deed shall be executed between THE LESSOR and the new entity.

c) However, such sublessee/ new entity shall not be a competitor of THE LESSOR or be in the same line of business as that of THE LESSOR, i.e., in real estate business. Further, THE LESSEE shall have the option to sublet any portion of the Demised Premises to any third party after obtaining the prior specific written approval of THE LESSOR, which shall not be unreasonably withheld. However, such subletting to the third party shall occur only within the lock in period of the Lease and the tenure of the sublease shall not exceed such lock in period. Alternatively, in such a scenario, THE LESSOR, at its sole discretion, may waive off the lock in period and take the possession of such portion/ entire Demised Premises back from THE LESSEE.

d) All costs, charges, expenses including penalties, payable on or in respect of execution and registration of the fresh Lease Deed or Sublease Deed and on all other instruments and deeds to be executed pursuant to the fresh Lease Deed or Sublease Deed, shall be borne and paid solely by new entity/transferee who shall be responsible for compliance of the provisions of Indian Stamp Act, 1899 or such other applicable laws.

e) However, at all times, including when the Demised Premises are sub-let by THE LESSEE in accordance with the above stated, LESSEE alone shall be responsible for enforcement / compliance of the terms and conditions of the Lease Deed to be executed in all the above cases.

f) A copy of sub-lease shall be given to THE LESSOR for record purpose by THE LESSEE in all the above cases.

g) The right of sublet will be subject to SEZ Acts and Rules but within the above procedure.

13.	Subject to clause 22, THE LESSEE shall not make any structural changes, additions or alterations in the Demised Premises without prior consent of THE LESSOR in writing.

14.	Upon its taking possession of the Demised Premises from THE LESSOR, THE LESSEE is satisfied that the construction work as also various installations as per Annexure-IX like electrification work, sanitary fittings, water, sewerage connections, fire fighting equipment and detection systems etc. are in good working condition and any issues, if any, with respect thereto, have been got removed and rectified before its taking possession from THE LESSOR and that it shall not require THE LESSOR to perform any construction work, installations etc in the Demised Premises (except structural repairs, if any ) and there shall be no obligation whatsoever on the part of THE LESSOR to repair, renovate, improvise or to do anything concerning the Demised Premises, the said Building and the said Plot in any manner whatsoever. However, after taking possession of the Demised Premises, THE LESSEE may provide a snag list for THE LESSOR for rectification. However, this shall not amount to shifting of the respective Lease and Rent Commencement Date.

15.	THE LESSOR has provided the fire fighting and fire detection system in accordance with the Amendment no.3 to the National Building Code of 1983 (SP7): 1983 Part IV on each floor, common areas and basements of the building.

When the Demised Premises are handed over to THE LESSEE for interior fit-out works or when THE LESSEE carries any additional interior works/modifications/alterations during the Lease period, THE LESSEE agrees that it shall carry out such work(s), without altering/ tampering with the fire fighting systems as installed therein. However, any modifications / additions / alterations to the existing fire fighting system shall be made by THE LESSEE with the prior written approval of THE LESSOR and by providing alternative and standby fire fighting system in the building. Any lapse/violation/negligence on the part of THE LESSEE or its contractors/ agents during any such interior works or additions/modifications/alterations resulting in any kind of hazard or fire in the Demised Premises/ Building, loss of life/ property including third party, damage to the Demised Premises / building structure etc. and all financial and legal consequences arising there from shall be the sole responsibility of THE LESSEE and THE LESSEE shall not impose any legal and financial liability on THE LESSOR.

THE LESSEE’S responsibility during interior fitout work(s) and any subsequent, additions/modifications/alterations of interior works during the Lease Tenure/Lease Renewal is more specifically detailed in Annexure X hereto.
COVENANTS AND CONDITIONS TO BE OBSERVED AND PERFORMED BY THE LESSOR:
16.	During the term of the Lease Deed, THE LESSOR shall at its own cost, design and install a continuous and proper air conditioning / heating system and shall use its best efforts to maintain the same in good order and shall operate and run the same to ensure air-conditioning /heating facilities to the Demised Premises throughout the year and shall be entitled to recover from THE LESSEE, charges on the basis as are stipulated in this Lease Deed. Provided, however, that should THE LESSEE require any changes, additions, alterations, in the system, due to its interior layouts, THE LESSOR may, if possible, make such changes and be entitled to recover from THE LESSEE, all additional costs incurred on this account at a rate which shall be 1.2 times of the actual costs incurred.
17.	Except in the event of a mechanical defect and / or electrical failure, THE LESSOR shall provide air-conditioning / heating facilities to the Demised Premises during the normal office hours i.e. from 8 a.m. to 8 p.m. on all week days except Saturdays, Sundays and Public Holidays. On Saturdays, the air-conditioning will be provided from 8 a.m. to 2 p.m. only. Provided, however, that on receiving twenty four (24) hours’ notice, in writing, should THE LESSEE so desires, THE LESSOR, if possible (subject to availability of sufficient power load and associated infrastructure to meet THE LESSEE’s requirement on working on additional hours), and permissible (subject to THE LESSEE obtaining the requisite approvals from the competent authorities to operate on Public Holidays), may at the exclusive cost of THE LESSEE, provide air — conditioning facilities, on the second half of Saturday and also Sundays and /or Public Holidays, calculated at a rate which shall be 1.2 times the actual cost incurred on this account, to the Demised Premises beyond the timings fixed, as aforesaid for the provision of such facilities.

18.	Except to the extent of a mechanical defect and/ or electrical failure, THE LESSOR shall maintain the lifts in the said Building serving the Demised Premises and operate and run the same during the normal office hours as specified above, on all week days except on Saturdays, Sundays and Public Holidays. On Saturdays, the lifts shall operate for first half of the day only. These timings shall, however, be subject to such restrictions as may be imposed by any competent authority/ies in this behalf. One of the lifts in the said Building shall, however, operate even after normal office hours as well as in the second half on Saturdays and also on Sundays and/or Public Holidays.

Provided, however, THE LESSEE may by giving twenty four (24) hours’ notice in writing, should THE LESSEE so requires, THE LESSOR may provide lift facilities to THE LESSEE calculated at a rate which shall be 1.2 times the actual cost incurred on this account, beyond the timings fixed as aforesaid for the provision of such lift facility to the Demised Premises, on the second half of Saturdays and also on Sundays and Public Holidays.
19.	To carry out at its own costs, all major and structural repairs to the Demised Premises and also to the said Building.

20.	To supply and maintain regular supply of electricity and water to the Demised Premises.

21.	To keep the Demised Premises in wind and watertight condition.

22.	To permit to carry out at the cost of THE LESSEE, but without in any way damaging the main structure of the Demised Premises or the said Building, erection of internal partitions and other internal alterations and additions which are not visible from outside, as may be necessary for the business of THE LESSEE provided THE LESSEE shall give prior written intimation of thirty (30) days to THE LESSOR in writing and with prior written approval of THE LESSOR’s architect, THE LESSEE shall before commencing such alteration(s) or addition(s), provided, further that if any such additions or alterations, require the prior approval or permission of any Municipality or any other local body or authority, local or otherwise, or are governed by any rules or regulations. THE LESSEE shall not carry out such additions or alterations or erections without obtaining the prior permission or approval aforesaid and complying with such rules and regulations of such Municipal or local body or Government Authority. Provided further, that THE LESSEE shall upon vacating the Demised Premises remove such fixtures and fittings and restore the Demised Premises to THE LESSOR in its original condition excepting reasonable wear and tear.

23.	To allow during the term of the Lease Deed, peaceful and uninterrupted enjoyment of the Demised Premises, subject to THE LESSEE performing all its obligations under this Lease Deed.
24.	After the Handover of the Demised Premises by THE LESSOR to THE LESSEE for Occupation, in case there is any penalty and/ or levy (ies) imposed by any of the statutory authorities in the event of THE LESSEE’s occupation of the Demised Premises without THE LESSOR having obtained the Partial Completion Certificate (as per Chennai norms), such aforesaid penalty/ levy (ies) shall be solely to THE LESSOR’s account. THE LESSOR shall endevour to obtain the Partial Completion Certificate within Twenty Four (24) months from Lease Commencement Date.

In the interim, THE LESSOR shall provide THE LESSEE at the time of Handover for Occupation, a copy of Certificate from the Architect mentioning that the extent of Built up area to be built by THE LESSOR is forming part of the submitted/ approved/ sanctioned plan by the Chennai Metropolitan Development Authority.

25.	THE LESSOR will allow the respective telecom companies to use the service shafts (if space is available) in the said Building to bring telecom fiber and cables to THE LESSEE’s premises after payment of access charges by the respective telecom companies. There will not be any access charge to THE LESSEE. However, the Service Provider (s) shall pay the rent and access charges as decided by THE LESSOR, as applicable. Further, THE LESSEE shall directly deal with the Service Providers for accessing the telecom services at its own cost.
COVENANTS AND CONDITIONS TO BE OBSERVED AND PERFORMED BY THE PARTIES:
26.	The super built — up area calculations are as provided in Annexure — IV hereto. All payments by THE LESSEE towards rent, interest free refundable security deposit, maintenance and other charges etc. shall be determined and payable by THE LESSEE in terms of the final super built-up area to be determined on the Date of Possession.

27.	In the event any local body / authority takes over the maintenance of such services and facilities / amenities and the payment for such services and facilities / amenities of DLF IT Park @ Chennai (more particularly set out in Annexure — VI) to the local body / authority is to be made by THE LESSOR, then THE LESSEE agrees to reimburse all such costs and charges as may be levied in respect of the Demised Premises to THE LESSOR at actuals duly supported by relevant documents, if available.

28.	THE LESSOR has provided electrical wiring only up to the main distribution board on each floor in the said Building and shall not provide any electric wiring, fixtures, fans, electric and water meters etc., inside the office spaces which shall be installed by THE LESSEE at its own cost. Similarly air conditioning is provided by THE LESSOR up to air handling unit on each floor of the said

Building. The internal distribution system of air conditioning in the Demised Premises shall be the sole responsibility of THE LESSEE.

29.	THE LESSEE shall not pay any deposit for supply of power load of 360 KVA for the Demised Premises. THE LESSEE agrees to reimburse to THE LESSOR or any other nominees or assigns, costs, charges, deposits, etc. as may be demanded by Tamil Nadu Electricity Board or any other agency supplying power to the Demised Premises from time to time and paid by THE LESSOR or its nominee / assign for arranging bulk electricity supply to the said Plot / said Building / Demised Premises and such reimbursement is to be payable to THE LESSOR on the basis of proportionate electricity load provided to the Demised Premises and proportionate load attributable to THE LESSEE in respect of common areas of the said Plot / said Building. Out of the above sums, any deposit to be refunded by Tamil Nadu Electricity Board shall, be refunded by THE LESSOR to THE LESSEE simultaneously with the expiry and / or earlier termination of this Lease Deed and on handing over the peaceful physical and vacant possession of the Demised Premises by THE LESSEE.

30.	The fire fighting and fire detection system which is provided by THE LESSOR in accordance with Amendment no.3 to the National Building Code of 1983 (SP7): 1983 Part IV is limited to installation of sprinklers and fire detection system in the basement(s) and common areas of the said Building such as lobbies, staircases corridors, etc. and service shaft for fire fighting and sprinkler services on each floor.

If, however, due to any subsequent legislation, Government orders, directives or guidelines or due to any change in the National Building Code, additional fire safety measures are undertaken, then THE LESSEE agrees to pay on demand additional expenditure incurred thereon for installing additional fire safety measures as determined by THE LESSOR which shall be final and binding on THE LESSEE. THE LESSEE agrees that, in case THE LESSEE so desires, it shall at its own cost and responsibility install fire fighting equipment and systems within the Demised Premises which shall be in compliance with the fire fighting regulations and safety systems as prevalent and approved by the Competent Authorities.

However, it is made clear that any lapse on the part of THE LESSEE in installing safe and adequate fire fighting systems within the Demised Premises or any fire, electrical or otherwise, or any kind of hazard originating from the Demised Premises shall not impose any legal and financial liability on THE LESSOR and THE LESSEE agrees to keep THE LESSOR indemnified and harmless in this regard. Similarly THE LESSEE shall ensure that the internal air-conditioning electrical systems and any other work done internally within the Demised Premises shall not pose any fire, electrical, structural, pollution and health hazards. THE LESSEE shall be solely responsible for all legal and financial consequences arising therefrom and THE LESSEE agrees to keep THE LESSOR indemnified and harmless in this regard.

31.	If THE LESSEE requires any extra fire fighting systems to be installed in the Demised Premises, including but not limited to extending fire fighting system in the Demised Premises, then the same shall be installed by THE LESSOR at a cost which shall be 1.2 times the actual costs, to be payable by THE LESSEE to THE LESSOR.

32.	In the event THE LESSOR suggests additional fire safety measures, though not statutorily required, for installation by THE LESSEE within the Demised Premises and THE LESSEE fails to implement THE LESSOR’s suggestion either fully or in part, then THE LESSEE alone shall be liable and responsible for all consequences arising from such inaction/decision on its part.

33.	It is abundantly made clear to THE LESSEE that the cost incurred by THE LESSEE, during the lease period, to install fire fighting and fire detection systems within the Demised Premises, shall be to its account solely and shall not be borne or refunded by THE LESSOR or deducted from the rent payable to THE LESSOR under any circumstances whatsoever.

34.	The specifications and information as to the materials used in construction of the Demised Premises are set out in Annexure — VIII and any change in the Specifications as set out in Annexure — VIII, if desired by THE LESSEE, shall be implemented by THE LESSOR at a rate which shall be 1.2 times the actual cost which shall be paid by THE LESSEE to THE LESSOR.

35.	THE LESSOR has provided to THE LESSEE car parking spaces in the basement/surface/mechanical car parking spaces as earmarked in Annexure — VII subject to payment of rent and maintenance charges as per details mentioned in Annexure — II. In the event additional car parking spaces are required by THE LESSEE, THE LESSEE shall pay to THE LESSOR additional car parking space charges as may be mutually agreed between the Parties hereto for every additional car parking space provided by THE LESSOR, if available, on the same terms and conditions applicable to rent including rate of escalation, interest free refundable security deposit, maintenance charges stipulated in this Lease Deed.

In the event of THE LESSOR providing electro mechanical system for car parking spaces, the car parking spaces as earmarked in Annexure —VII may be re-allocated, provided, however, the number of car parking spaces shall remain the same in terms of this Lease Deed.

The liability towards payment of Service Tax as applicable shall be borne by THE LESSEE.

36.	The use of car parking spaces in the basement(s)/surface/mechanical car parking spaces in the said Building shall be allowed to THE LESSEE only from 8 a.m. to 8 p.m. from Monday to Friday and from 8 a.m. to 2.p.m. on Saturday except Sundays and Public Holidays. The above timings shall, however, be subject to such restrictions as may be imposed by any statutory authority or for security reason. THE LESSEE shall use the parking spaces only for the purposes of parking its cars and for no other use. THE LESSEE undertakes that it shall not make any constructions on the car parking spaces or create obstruction of any kind on it or around these spaces to hinder the movement of vehicles and persons. Further, without prior permission in writing of THE LESSOR, overnight parking of vehicles shall not be permitted for security reasons. Any usage of car parking spaces from 8 p.m. to 8 a.m. on weekdays and after 2 p.m. on Saturdays and any usage thereof on Sundays and Public Holidays would entail additional maintenance charges as determined by THE LESSOR.

37.	During the term of the Lease Deed, THE LESSOR shall obtain fire and special peril insurance coverage of the entire said Building, including third-party liability and shall make timely payment of all insurance premiums. For record purposes, THE LESSOR shall give THE LESSEE, copies of the insurance policy and the receipts of the premiums paid.

38.	During the term of the Lease Deed, THE LESSEE shall obtain comprehensive insurance coverage, including third-party coverage, of all interior works, renovations, furniture, equipment and/or other items kept or stored in the Demised Premises and shall make timely payments of all insurance premia. THE LESSOR shall in no way be responsible for any loss occasioned by THE LESSEE on account of not obtaining comprehensive insurance coverage of all renovations, furniture, equipment and/or other items kept or stored in the Demised Premises. For record purposes, on written request, THE LESSEE shall give THE LESSOR, copies of the insurance policy and the receipts of the premiums paid.

39.	However, it is made clear that in the event of an accident or fire or damages taking place in or arising from the said Building for any other reason resulting in any loss, financial or otherwise to either party or to third parties, both Parties agree to take up the matter with their respective insurance companies through the insurance cover including third party liability.

40.	That if at any time during the occupation by THE LESSEE of the Demised Premises, the lifts or the air conditioning system fails to function or fails to maintain the required temperature levels, THE LESSEE will be entitled to call upon and require THE LESSOR to remedy and rectify the system within a reasonable time. Provided, however, that THE LESSOR will ensure that there will not be total absence of lifts and air-conditioning for more than one day at a time.

41.	That if any amount payable by THE LESSEE to THE LESSOR by way of rent or otherwise under this Lease Deed shall be in arrears and unpaid for a period of thirty (30) days after the same has become due, or if THE LESSEE shall omit to perform, observe any covenant or condition to be observed and performed on the part of THE LESSEE and shall continue to do so or fails to remedy the breach within thirty (30) days after written notice is received in respect thereof by THE LESSEE, or THE LESSEE is adjudicated as insolvent, THE LESSOR may forthwith re-enter upon the Demised Premises or upon any part thereof and this Lease Deed shall thereupon stand determined but without prejudice to any claim which THE LESSOR may have against THE LESSEE in respect of any breach, non — performance or non — observance of the covenants or conditions herein contained. It is further agreed by THE LESSEE that THE LESSOR shall be entitled to adjust all and any sums due to THE LESSOR including rent, car parking space charges and maintenance charges for the unexpired period of lease, taxes, interests, damages etc., against all deposits made by THE LESSEE with THE LESSOR under this Lease Deed and refund the balance amount, if any, after such adjustment, to THE LESSEE. In the event the aggregate of arrears of rent, any other sum due and payable and the above mentioned costs exceed the amount deposited as security deposit with THE LESSOR and maintenance security deposit, then THE LESSEE shall pay to THE LESSOR such amounts due to THE LESSOR, over and above such sums deposited by THE LESSEE with THE LESSOR.
42.	That if the Demised Premises or any part thereof be destroyed or damaged by fire (not caused by any willful act or negligence of THE LESSEE), earthquake, tempest, flood, lightning, violence of any army or mob or enemies of the country or by any other irresistible force so as to render the Demised Premises unfit for the purpose for which the same was let, THE LESSEE may, temporarily vacate the whole or such portion of the Demised Premises as may be required to enable THE LESSOR to carry out repairs in order to restore the Demised Premises as it was then existing at the time of THE LESSEE entering into the Demised Premises (reasonable wear and tear excepted) and in such event, the payment of rent, other charges and maintenance/service charges till the affected area of the Demised Premises or portion thereof are repaired and restored to the state as specified above shall be deferred.

However, if such force majeure conditions persist for more than 120 days, the LESSEE shall have the option to terminate the Lease Deed by giving 30 days written notice to the LESSOR and the security deposits paid under the MOU and the Lease Deed would be refunded to the LESSEE.

43.	THE LESSEE undertakes that during the term of this Lease Deed or any extension thereof, it shall maintain its corporate existence and shall not dissolve or liquidate or enter into an agreement with any party, including but not restricted to a compromise with its creditor(s) such that its corporate existence is or may be questioned, in which event, this Lease Deed shall automatically terminate.

44.	THE LESSOR shall have the right to install any displays of multimedia/visual format in the common areas like lift lobbies, atrium(s), lifts etc. of the said Building.

45.	THE LESSEE agrees and consents that it would have no objection to THE LESSOR mortgaging or creating a third party charge on the Demised Premises subject to, however, that the creation of such mortgage / charge of the Demised Premises shall not affect the rights of THE LESSEE to use the Demised Premises during the lease period or any renewal thereof.

46.	THE LESSEE agrees and consents that it would have no objection for transfer either by way of sale, mortgage or in any other manner howsoever, of the Demised Premises and/or the said Building, provided, the rights of THE LESSEE in the Demised Premises remain unaffected vis-à-vis the transferee.

47.	THE LESSEE agrees and commits that THE LESSOR shall have sole and absolute right to make additions, raise storeys or put up additional structures as may be permitted by competent authorities and such additional structures and stories shall be the sole property of THE LESSOR, which THE LESSOR will be entitled to dispose of in any way it chooses without any interference on the part of THE LESSEE by itself or with one or more of the rest of occupants of the said Building. Further all the terraces of the said Building including the parapet walls of the terraces shall always be the property of THE LESSOR and THE LESSOR shall be entitled to use the same for any purpose as it may deem fit. However, the same shall not affect the peaceful operations of THE LESSEE from the Demised Premises.

48.	That if during the term of the Lease Deed, the Demised Premises or any part thereof be lawfully acquired or requisitioned by the Government or any local body or authority, local or otherwise, THE LESSOR alone shall be entitled to any and all compensation payable and THE LESSEE shall not raise any claim in respect thereof and THE LESSOR’s and THE LESSEE’s obligations shall be as per such requisition notice.

49.	That if any provision of this Lease Deed shall be determined to be void or unenforceable under applicable law such provisions shall be deemed amended or deleted to the extent necessary to conform to applicable law and the remaining provisions of this Lease Deed shall remain valid and enforceable.

50.	That THE LESSEE and THE LESSOR shall abide by the laws of the land and any and all local enactments in respect of this Lease Deed of the Demised Premises. THE LESSOR may, with 24 hours intimation in writing to THE LESSEE, inspect the Demised Premises during the normal working hours of THE LESSEE [except in case of emergency (ies)], from time to time at frequencies considered necessary by THE LESSOR and should there be any violations, contraventions as are observed by THE LESSOR, THE LESSEE will ensure compliance with the requirements as per applicable laws. Any penalties levied by the Government, State, Municipal Body etc. as a result of non-compliance by either Party will be borne by the defaulting party in respect of the Demised Premises.

51.	That any notice, letter or communication to be made, served or communicated unto THE LESSOR under these presents shall be in writing and shall be deemed to be duly made, served or communicated only if the notice or letter or communication is addressed to THE LESSOR at the address given below or such other addresses as may be intimated in writing by THE LESSOR in this behalf and sent by registered post/fax or delivered personally with acknowledgement. Similarly any notice letter or communication to THE LESSEE shall be deemed to be made, served or communicated only if the same in writing is addressed to the below mentioned address of THE LESSEE or to the address of the Demised Premises after THE LESSEE has shifted to the same, by registered post/fax or delivered personally with acknowledgement. The communication is to be addressed to the following:
     For lease related matters

For THE LESSOR	For THE LESSEE
Amit Grover	M Hari Raju
Vice President — Corporate Marketing	Finance Director
10th Floor, DLF Gateway Tower,	3rd Floor My Home Tycoon
‘R’ Block, DLF City Ph — III,	Begumpet, Hyderabad (AP)
Gurgaon — 122002	Phone-040-23414200
Phone 91-124-4057410	Fax-040-23412310
Fax 91-124-4057414

For rent/maintenance invoices and related matters:

For THE LESSOR	For THE LESSEE
Rishabh Khare	Siva Kumar Lakshminarasimhan

10th Floor, DLF Gateway Tower,	Asst Manager Admin
‘R’Block, DLF City Ph-III,	‘The Lords’ , PlotNo l&2
Gurgaon — 122002	Thiru-Vi-Ka Industrial
Estate
Phone 91-124-4057410	Ekkattuthangal, Guindy
Chn
Fax 91-124-4057414	Ph No:044-52002700
This Annexure forms an integral part of the Lease Deed.

For and on behalf of DLF Assets Private Limited	For and on behalf of Virtusa Software Services Private Limited

/s/ A. C. Sachdev	/s/ Sumit Chatterjee
(A. C. Sachdev)	(Sumit Chatterjee)
AUTHORISED SIGNATORY	AUTHORISED SIGNATORY

ANNEXURE II
Commercial Terms And Conditions forming integral part of Lease Deed dated                      between DLF Assets Private Limited and Virtusa Software Services Private Limited.

Cross Reference
(For convenience
only)
Reference Clause
S.N	Item	Description	of

a)	Building	DLF IT Park @ Chennai

b)	Floor and Block	First Floor, Block 5	1 of Lease Deed

c)	Aggregate super built up area under this Lease Deed	5576.136 Sq. Mtr.	1 of Lease Deed

		60,022 Sq. ft.	1 of Lease Deed

d)	Number of car parks in basement/surface/mechanical car parking spaces free of parking charges but on payment of maintenance charges. The service tax, as applicable, shall be additional.	(Sixty Thousand and Twenty Two) Square ft.) 60 (Sixty)	13 of Lease Deed & 35 of Annexure -I

	Additional Car Parking Spaces at the rate of Rs. 3,000/- per car park per month. The Service Tax as applicable shall be additional.	NIL

	TOTAL	60 (Sixty)

e)	Date of Possession	1st July, 2008	2 of Lease Deed

f)	Date of Lease Commencement	1st July, 2008	2 of Lease Deed

g)	Date of Rent Commencement for Bare Shell Rentals	15th September, 2008	2 of Lease Deed

However, the rent for car parking

spaces, if any, shall commence from Lease Commencement Date only.

h)	Initial lease period from the Date of Lease Commencement	The initial Lease will be for a period of 5 years with THE LESSEE having the sole option to renew the lease for one term of 5 Years.	15 of Lease Deed

In the event THE LESSEE has not obtained the unit approvals for its operations from the Demised Premises by the original Lease Commencement Date, the lease shall commence from the date when THE LESSEE obtains such unit approvals. However, THE LESSEE shall be liable to pay compensation equivalent to the rentals, 50% of the maintenance charges including service tax etc for such intervening period. In any event, the rent & security deposit escalation shall be in accordance with the original Lease Commencement/ corresponding escalation Dates only.

All incidental/out of pocket expenses with respect to obtaining SEZ unit approvals by THE LESSEE shall be borne and paid solely by THE LESSEE.

Both parties shall comply with the SEZ related rules and procedures and shall keep their SEZ approvals valid during the entire lease tenure/renewed lease tenure.

i)	Option to renew Lease Deed for further period	The renewal shall be at the sole option of THE LESSEE to be exercised by giving LESSOR 6 (six) months prior notice in writing before the end of lease term of Sixty (60) months from the Date of	14 of Lease Deed

Lease Commencement for another term of Sixty (60) months.

j)	Rent Payable on super builtup area for initial lease period	Rs. 42/- (Rupees Forty Two) Per Sq. Ft. Per Month amounting to Rs. 25,20,924/- (Rupees Twenty Five Lakhs Twenty Thousand Nine Hundred and Twenty Four) per month.	4 of Lease Deed

k)	Increase in rent, Interest Free Security Deposit & Car Parking Charges for subsequent period of Lease	The rent and car parking charges will be enhanced by fixed 15% over the last paid rent at the end of Thirty Six (36) months, Seventy Two (72) months and One Hundred and Eight (108) months respectively from the date of Lease Commencement.	10 & 14 of Lease Deed

The interest free security will be enhanced to be always equal to Ten (10) months rent and shall increase by 15% at the end of the Thirty Six (36) Months, Seventy Two (72) months and One Hundred and Eight (108) months respectively from the date of Lease Commencement.

l)	Car parking space charges	One Parking space per 1000 sq.ft. of leased area will be provided in basements/surface/mechanical car parking spaces free of parking charges but on payment of maintenance charges.	35 of Annex-I

Any additional car parking spaces will be provided in basements/surface/mechanical car parking spaces, subject to availability, on payment of Rs. 3,000/- per car park per month.

Car park maintenance charges for additional car parks shall be included in the overall maintenance charges.

The Service Tax as applicable shall be additional.

For subsequent period of lease, the amount shall stand increased by such percent as mentioned in item (k) above.

m)	Bulk Electricity Supply Deposit for 360 KVA of Power Load.	NIL	29 of Annex-I

Any additional bulk electricity load beyond above, required by THE LESSEE shall be provided, subject to availability and on payment of non-refundable deposit of Rs.10,000/- per KVA of power load in addition to the refundable deposit of Rs.3,000/- per KVA of power load. However, any infrastructure cost required for the same shall be borne by THE LESSEE at Cost + 20% basis.

n)	Interest Free Refundable Security Deposit always equivalent to rent of Ten (10) months at any given point of lease.	Rs. 2,52,09,240/- (Rupees Two Crores Fifty Two Lakhs Nine Thousand Two Hundred and Forty only) for the initial period of lease.	8, 9, 10 & 14 of Lease Deed

For subsequent period of lease, the amount shall stand increased by such percent as mentioned in Clause (k) above.

	• Paid at the time of signing of MOU	Interest free refundable security deposit amounting to Rs. 75,30,642/- (Rupees Seventy Five Lakhs Thirty Thousand Six Hundred and Forty Two only)

	• Paid on Signing of Addendum to the MOU	Rs. 54,600/- (Rupees Fifty Four Thousand and Six Hundred only).

	• Paid towards initialing of this Lease Deed.	Interest free refundable security deposit amounting to Rs. 50,20,428/- (Rupees Fifty Lakhs Twenty Thousand Four Hundred and Twenty Eight only)

	• Payable on signing of this Lease Deed.	Interest free refundable security deposit amounting to Rs. 1,26,03,570/- (Rupees One Crore

Twenty Six Lakhs Three Thousand Five Hundred and Seventy only)

o)	Interest Free Refundable Maintenance Security Deposit for normal office hours i.e. from 8.00 a.m. to 8.00 p.m. from Monday to Friday and from 8.00 a.m. to 2.00 p.m. on Saturday except Sundays and Public Holidays or for 24*7 operations.	NIL

The above rates are estimations as on 1st April 2006 and will depend on the relevant rates of petroleum products, taxes, wages & salaries during the Lease Tenure/ Renewed Lease Tenure.

p)	Lock- in- period from the Date of Lease Commencement.	Thirty Six (36) months	3 & 14 of Lease Deed

q)	Notice period for termination of Lease Deed	Six (6) months	3 of Lease Deed
This Annexure forms an integral part of the Lease Deed.

For and on behalf of	For and on behalf of
DLF Assets Private Limited	Virtusa Software Service Private Limited

/s/ A. C. Sachdev	/s/ Sumit Chatterjee

(A. C. Sachdev)	(Sumit Chatterjee)
AUTHORISED SIGNATORY	AUTHORISED SIGNATORY

ANNEXURE III
SCHEDULE A — (Description of the Plot)
Item I
All those pieces and parcels of lands admeasuring a total area of 12.3808 hectares comprised in

Sl. No.	Survey Number	Area in Hectares
1.	58/5	0.3650
2.	58/2B	0.3050
3.	58/2A	0.2550
4.	58/6B	0.3400
5.	57/14	0.1039
6.	58/6A	0.1100
7.	57/5C	0.0600
8.	57/2	0.3050
9.	57/7B	0.0037
10.	57/4	0.3350
11.	57/6	0.0290
12.	57/5A	0.0600
13.	57/5B	0.0600
14.	58/3	0.3400
15.	58/4	0.3450
16.	59/2	0.2350
17.	59/3A2A	0.0600
18.	61/3B	0.1050
19.	61/3C	0.0250
20.	55/6A1	0.6397
21.	59/3A3	0.4050
22.	59/3A4	0.4050
23.	59/3A2B	0.3168
24.	59/3A2C	0.9450
25.	57/15A	0.2450
26.	58/7B2	0.0300
27.	58/8	0.0960
28.	57/15B	0.4054
29.	58/7 A1	0.0600
30.	58/7B1	0.0300
31.	56/2B2	0.0850
32.	56/2C	0.3011
33.	59/3A1	0.4050
34.	58/9	0.0575
35.	59/1	0.0636
36.	59/3B	0.5271
37.	60/2	0.8950
38.	60/1A	0.0250
39.	60/1B	0.0150
40.	60/1D	0.5700
41.	60/1E	0.3150
42.	60/1F	0.3450
43.	58/7B2	0.0200
44.	58/8	0.0700
45.	58/9	0.0720
46.	58/10	0.0810
47.	59/1	0.4870
48.	59/3B	0.0600
49.	56/2C	0.1000
50.	56/2E	0.0280
51.	56/2F	0.0280
52.	56/2G	0.0490
53.	56/3	0.0210
54.	56/4	0.0320
55.	57/6	0.0120
56.	57/7B	0.0890
57.	57/10B	0.0890
58.	57/13	0.0400
59.	57/14	0.0740
60.	57/15A	0.3130
61.	57/15B	0.0890
62.	59/3A2B	0.0030
Mugalivakkam Village, Sriperumbudur Taluk, Kancheepuram District, and situated within the sub-registration district of Kunrathur, and registration district of South Chennai.
Item II
All those pieces and parcels of lands admeasuring a total area of 4.35012 hectares comprised in Survey Nos.55 (0.07500 Hec), 57 (0.10445 Hec), 58/1 (3.38925 Heel, 58/2 (0.19538 Hec) and 58/3 (0.58604 Hec). Manapakkam Village, Sriperumbudur Village, Kancheepuram District, and situated within the sub-registration district of Joint-I, South Chennai and registration district of South Chennai.
Item I and Item II in all measuring 16.73092 hectares
Situated in DLF IT PARK @ Chennai, 1/124 Shivaji Gardens, Moonlight Stop, Nandambakkam Post, Ramapuram, Mount-Poonamallee Road, Chennai 600 089
SCHEDULE B
(Description of leased Premises)
60,022 sq.ft of super built up area on 1st Floor of Block 5 situated in the Schedule A Property.
DLF IT Park @ Chennai is a Special Economic Zone IT Park notified vide official gazette numbers F- 2/124/2006 dated 16th November 2006 and F-2/124/2005 dated 14th February 2007 approved by Ministry of Commerce.

ANNEXURE—IV
SUPER BUILT UP AREA CALCULATIONS
BLOCK— 5,OFFICE COMPLEX, MANAPAKKAM, CHENNAI

							TOTAL SUPER
	OFFICE AREA		SUPER AREA		TERRACE AREA		BUILT UP AREA
FLOOR/ OFFICE NO.	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)
FIRST/IF	4460.909	48017	5576.136	60022	—	—	5576.136	60022
TOTAL	4460.909	48017	5576.136	60022	—	—	5576.136	60022
The Super built up area shall be the sum of Office areas, the Common areas and useble terrace(s) area attached to Office area, in the entire said building, i.e., Block-5. The aforesaid areas are tentative and are subject to change, the final Super built up areas shall be confirmed by the DLF Assets Private Limited on the date of possession upon completion of construction of above said building after accounting for changes, if any, during construction.
Whereas the Office are on a floor shall mean the entire area enclosed by its periphery walls including area under walls, wall cladding, columns, toilets, pantries, lift lobbies, AHU, Electrical rooms, which form integral part of said office floor and the Common areas shall mean all such parts / areas in said building which the M/s Virtusa Software Services Private Limited / Occupants of one floor shall use by sharing with the Occupants of other floors, including entrance canopy, corridors and passages, area of cooling towers and chillers, security / fire control room(s), lift shafts, all electrical shafts. D.G. shafts, A.C. shafts, pressurisation shafts, plumbing and fire shafts on all floors and rooms, staircases, mumties, lift machine rooms, over head water tanks and services area on roof of said building. In addition prorata share of common services area in the basement and on surface of the said plot, including but not limited to electric substation, transformers, D.G. set rooms, Underground water and other storage tanks, A.C. Plant room, Pump rooms, Sewage treatment plant, maintenance and services rooms, far rooms, circulation areas etc. shall be counted towards common area. Office area to Super area ratio shall be 80%.
Area of terrace(s), attached to Office area, if any, shall be counted 50% and added to the total Super built up area. However, lessee shall not be allowed to cover such terrace(s) and shall use same as open areas only and in no other manner whatsoever.

ANNEXURE—V
STATEMENT OF RENT, INTEREST FREE SECURITY DEPOSIT, INTEREST FREE MAINTENANCE SECURITY DEPOSIT & CAR PARKING CHARGES PAYABLE BY THE LESSEE TO THE LESSOR DURING THE PERIOD OF THE LEASE AT DLF IT PARK @ CHENNAI.

							CAR PARKING
							60 Nos. of
					INTEREST		Car Parking
				MONTHLY	FREE		free of
			Rent	RENT	SECURITY (IN		parking	0 Nos. of Car
			(Rs per	PAYMENT OF	RS)		charges but	Parking @
			sq.ft.	THE SUPER	EQUIVALENT	INTEREST	on payment	Rs. 3,000 per
BEGINNING	ENDING	AREA	per	BUILT-UP	TO 10 MONTHS	FREE MAINTENANCE	of	Car Park per
FROM	ON	(in Sq.ft.)	mth)	AREA (Rs.)	PREVAILING RENT	SECURITY	maintenance charges.	month
01.07.2008	30.06.2011	60,022	42.00	25,20,924.00	2,52,09,240.00	NIL	NIL	NA
01.07.2011	30.06.2014	60,022	48.30	28,99,062.60	2,89,90,626.00	NIL	NIL	NA
01.07.2014	30.06.2017	60,022	55.54	33,33,621.88	3,33,36,218.80	NIL	NIL	NA
01.07.2017	30.06.2018	60,022	63.87	38,33,605.14	3,83,36,051.40	NIL	NIL	NA

NOTE:	All terms as per the Lease Deed shall be applicable.

ANNEXURE—VI
MONTHLY MAINTENANCE AND SERVICE EXPENDITURE (INDICATIVE)
A.	The operating and maintenance services to be provided by THE LESSOR or its nominees/ assigns to THE LESSEE in the said Building and the expected monthly maintenance and service expenditure shall be calculated at 1.20 times the sum total of the following expenditure calculated on sq.ft. of super built — up area basis and shall be charged every month. The expenditure shall include but shall not be limited to the following:

1.	Service contract expenditure including taxes & statutory levies as applicable, lease rentals and other charges for operation and maintenance of all electro-mechanical equipments and all equipment additionally installed by THE LESSOR / maintenance agency.

2.	Cost of water for all purposes.

3.	Cost of electricity for central air-conditioning and all services provided including in the parking, common and external areas.

4.	Cost of maintenance of landscaped areas, compound wall, tube well, electrification sewerage, roads and paths and any other services within the boundary of the said Plot.

5.	Cost of maintenance, cleaning, painting and necessary replacements of a revenue nature in common areas including cost of maintenance of basements and common services therein.

6.	Cost of security services.

7.	Cost of administrative staff, maintenance staff of the said Building and the manager, directly related to the maintenance of the said Building.

8.	Cost of all consumables for all services in common areas.

9.	Annual fees of various authorities.

10.	Cost of diesel and lubricants for DG sets.

11.	Cost of all replacements/refurnishings of parts.

12.	Cost of insurance of the said Building and fitouts when fitted out space is provided.

13.	Township maintenance charges till the services of the colony are handed over to a local body or authority,

14.	Depreciation / sinking fund/lease rentals of all electro-mechanical equipments, including but not limited to chillers, D.G. Sets and lifts.

15.	Maintenance Charges for Additional Car Parking Spaces
B.	Cost of exclusive services, if any, provided to the occupant shall be additional.

C.	Service Tax, as applicable, shall be additional.

ANNEXURE—VII
CAR PARKING SPACES EARMARKED FOR USE BY THE LESSEE
Number of car parking spaces earmarked in the basement/surface/mechanical car parking spaces for use by Virtusa Software Services Private Limited
60 (Sixty) Numbers

ANNEXURE VIII
TENTATIVE SPECIFICATIONS FOR COMMERCIAL BUILDINGS AT BLOCK 5,
DLF IT PARK@CHENNAI

STRUCTURE	RCC framed structure

Finishes

External Façade	Combination of Clear Float Glass and/or Reflective floats glass with Granite / Metal Cladding / Exterior paint / any other.

Atrium, Lift Lobbies Floors & Walls.	Combination of Indian marbles and / or granites.

Main staircase(s) / Fire Escape staircase(s)	Terrazzo / Kota Stone / Good concrete.

Elevators	High Speed Passenger Elevators. Service Elevator

Parking	Stilt/Surface/Basements

Amenities	Centrally Air Conditioned Building — Provision for office area Air Conditioning provided upto AHU on each floor. The internal distribution system of Air Conditioning shall be sole responsibility of the tenant.

Power Back up	100% power back-up including power back up for AC system also.

Fire Fighting	Sprinkler and fire detection system will be provided in the basement area and common area only as per NBC. For fire fighting & sprinkler services in Office area, provisions will be made upto service shaft on each floor.

Wash room	Gents / Ladies Toilet on each floor as per statutory norms, CI/GI piping will be provided, but no CP fittings, Fixtures Wall / Floor finishes. Door & shutters will be provided.

Electricity/Telephone	Provision on each floor up to the shaft Connections have to be arranged by respective owners/users. No Electric conduits or wiring shall be provided in the slab.
NOTE:
A.	Materials specially the imported ones are subject to availability as per prevalent policies of Govt. of India.

B.	Larger floor heights provided are due to architectural reasons. However, from the viewpoint of air conditioning load, the height of false ceiling to be done by the Occupants shall not exceed 3 mtrs. from the finished floor level.

C.	The above-mentioned specifications are for common area only. The office area will be in “BARE SHELL” condition only i.e. cement flooring, no plaster on concrete columns, walls or ceiling except on brick walls wherever provided. All fittings, A.C.

Ducts, Electrical distribution and Fire Fighting etc. shall be the sole responsibility of the Occupants.
D.	Plumbing provision for extra toilets may be given at one / two different locations

E.	The above specifications are tentative and are subject to change at the sole discretion of THE LESSOR.

ANNEXURE IX
Condition of the Demised Premises on Handover Date for Occupation At The Time of
Hand Over For Occupation
Completion status of the Demised Premises to be achieved at the time of building operation date:
1.	The Demised Premises shall be operational along with all services such as Air-conditioning, power back up, water supply to start operations.

2.	Passenger and service lifts to support THE LESSEE’s operations

3.	Cables of telephone service provider shall be terminated to the basement of the said building. Service provider to discuss all other last mile connectivity issues with the THE LESSEE’s IT team and THE LESSOR to provide all possible assistance for the same.

4.	AHU’s, DG’s and chillers shall be operational for servicing the Demised Premises.

ANNEXURE X
THE LESSEE’s Responsibility during interior fitouts work,
additions/modifications/alterations of interior works (referred hereinafter as interior works) and during the Lease Tenure / Lease Renewal
THE LESSOR has provided the fire detection systems as elaborated in Part B. These systems are as per NBC norm.
A	THE LESSEE will be responsible to ensure that:

1.	The existing sprinkler systems provided is not to be isolated or closed at any point of time during interior works. For providing sprinklers below false ceiling a separate network of sprinklers to be installed.

2.	THE LESSOR has provided the electrical tap-off in electrical room alongwith a sub-meter installed. THE LESSEE to tap-off electricity through proper distribution panel / board properly earthed. The distribution of electricity inside the premises during the interior works shall be responsibility of THE LESSEE.

3.	While doing any hot works, THE LESSEE is to ensure that adequate standby fire-fighting mechanism in place, which includes fire extinguishers, sand buckets etc.

4.	Zonal fire detection panels are provided on all floors. THE LESSEE to ensure that at any point of time there would be some smoke detectors spread over the Demised Premises operational and connected to the Zonal panel.

5.	THE LESSEE to use fire retardant material in the design of their interior works.

6.	During interior works, THE LESSEE to ensure proper signages and fire escape routes are prominently displayed inside their premises.

7.	THE LESSEE to ensure that the electro-mechanical systems installed in the Demised Premises is properly maintained during their interior works and at the time of operations. THE LESSEE to also ensure that no fire spreads from the premises.

8.	While designing of interior works, it should be kept in mind that the access to the fire hydrants is not restricted in any way.

9.	For flushing of water closets only cisterns/concealed cisterns are to be used. No flushing valves to be installed.

10.	During normal office hours, no noisy interior works such as drilling, hammering, cutting, chisilling etc is to be carried out by THE LESSEE. The same can be done after normal office hours. However, works other than the above can be carried on which cause no disturbance to the occupied floors.

11.	Security Guards professionally trained in fire fighting systems to be deployed on each floor during all shifts round the clock. They should be capable of handling the fire- fighting equipments provided on the floors such as fire hydrants etc.

12.	The entire building is a no smoking zone. THE LESSEE to ensure that even during interior works no person smokes inside the building.

13.	No items of any nature to be stored in Electrical Control / Panel Room. A stray electrical spark may result in such items catching fire; moreover, presence of such items may impede access to Control Panel in times of emergency.

14.	Please refrain from use of cooking gas in your pantries / kitchens.

15.	No Parking of CNG / LPG powered cars in basements as the chances of occurrence of fire / explosion in such vehicles are very high.

16.	No storage of any material / records in basement, to enable free movement.

17.	THE LESSEE’s Security Personnel should not remain inside the offices after they have been closed for the day. Unauthorised smoking by such staff can also contribute to major fire. After closing hours, your Security be stationed outside the office (and not within), and the interiors of the offices can be monitored by then over closed circuit video cameras.

18.	Fire detection, alarm systems and fire fighting systems must not be closed or isolated during the period when interior works are carried out or during the lease period or lease renewal period.

19.	All outgoing feeders single phase & 3 phase in Panels & DBs outlets shall be suitable of individual equipment rating and out going feeders must have a protection arrangement so that it should trip in the event of overload, short circuit & earth fault.

20.	All electrical installation shall be carried by authorised licensed contractor and client shall submit installation test certificate issued by same contractor and certificate of verification of these installations by a reputed electrical consultant.

21.	THE LESSEE to have the audit of their entire Electrical and HVAC systems done on a yearly basis by a reputed Electrical and HVAC consultant and provide a certificate certifying that all THE LESSEE’s installations are in good and safe working condition and does not have any possibility of short circuit and becoming a fire source,

B	The following fire-detection and alarm system are provided as per NBC norms inside the premises:
Fire Detection & Alarm System:
1.	Main control / Alarm panel located in security room connected with the floor-wise zonal panel located near the staircase.

2.	The Smoke / Heat Detectors installed by the floor occupant are connected to the zonal panels located on the floors.

3.	The main panel has inbuilt zone-wise fire detector and automatic alarm on all floors, through an amplifier.

4.	All AHUs and other ventilation / pressurization systems are operationally hooked-up with fire alarm / detection system.
Fire Fighting System
The following fire fighting systems are provided along with:
•	Fire Pumps (Hydrants & sprinkler)

•	Jockey pumps

•	Diesel Driven engine pump

•	Fire Hydrants

•	Hose reels

•	Fire extinguishers in common areas

•	Sprinkler systems

•	Public address and Alarm System

•	Automatic / manual Fire Alarm system
The Fire Hydrant systems comprises of internal fire hydrant system available on all the floors and the external hydrant system around the building.
Sprinkler system is provided in basement, Lift lobby and service area and office areas as per NBC norms.